UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 15, 2013

L2 Medical Development Company
(Exact name of registrant as specified in its charter)

Nevada	000-54092	27-2969241
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2451 Alamo Ave SE Albuquerque, New Mexico 87106
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code:	(505) 842-5201

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the merger transaction (the “Merger”) described in our Current Report on Form 8-K filed September 10, 2013 (the “Form 8-K”), Matthew C. Lipton tendered his resignation as a director effective ten days following our filing of a Schedule 14F-1 with the SEC and mailing the Schedule 14F-1 to our registered stockholders. As disclosed in the Form 8-K, this resignation was as contemplated by the terms of the Merger and not as a result of any disagreements with us on any manner relating to our operations, policies, or practices.

Mr. Lipton’s resignation became effective on September 15, 2013.

(d) Also in connection with the Merger and as described in such Form 8-K, Joseph E. Gonnella and Timothy L. Ford were appointed to our Board of Directors effective as of the tenth day after our filing of a Schedule 14F-1 with the SEC and mailing the Schedule 14F-1 to our registered stockholders. These appointments became effective on September 15, 2013.

Mr. Gonnella is currently our Chief Executive Officer and is also the Chief Executive Officer and a director of Enerpulse, Inc. (“Enerpulse”). Mr. Gonnella has been a director of Enerpulse since July 2004 and its Chief Executive Officer since May 2011. Prior to working with Enerpulse, Mr. Gonnella served as President and Chief Operating Officer of Drivesol, Inc. from January 2008 to September 2008. At that time, Drivesol was a manufacturer of electro-mechanical systems with sales of $350 million to the global automotive market. His responsibilities included oversight of Drivesol’s worldwide manufacturing and financial goals. From October 2000 to December 2007 he was the President and Chief Executive Officer of Wabash Technologies, Inc., a company that designs and manufactures electronic components for the global automotive industry. Mr. Gonnella had full P&L responsibility for this $110 million business. As Senior Vice President of Engelhard Corporation from September 1992 to September 1999, the world’s largest producer of automotive catalytic converters, Mr. Gonnella led Engelhard’s $500 million Environmental Products Group. In June 1984, Mr. Gonnella established Interamerican Trade Corporation (ITC). ITC established US subsidiaries for off-shore manufacturers of automotive parts and managed their distribution to OEM and aftermarket channels. Mr. Gonnella served as president and COO of ITC and was responsible for negotiating contracts with off-shore manufacturers, managing their US subsidiaries and managing ITC’s global logistics. From June 1989 to August 1992, Mr. Gonnella was President of the Automotive Products Group of Amcast Industrial Corporation, which was a manufacturer of structural aluminum components for the US automotive industry. Here, Mr. Gonnella had full P&L responsibility and led multiple US-based manufacturing facilities. Mr. Gonnella started his career in operations at General Motors Corporation in 1973 and held various positions there until 1984, including Director of Industrial Engineering and Director of Overseas Ventures, in which he negotiated multiple joint ventures on behalf of General Motors. Mr. Gonnella earned a BS degree in Industrial Management from Wright State University in 1973 and an MBA in Finance from the University of Dayton in 1981.

Mr. Ford is currently the President of, and a partner in, Cook's Direct, Inc., a leader in the commercial foodservice equipment and supplies market. Mr. Ford was appointed to the board of Enerpulse in January 2008. He has over 30 years of both private and public company business experience with a focus in sales, marketing, logistics and finance along with strategy development. From November 1998 to December 2005, he was a member of the board of directors of The Whitney Automotive Group, the parent company for JC Whitney/Warshawskys, Stylin Truck and CarParts.com, and the President of JC Whitney & Co., a retailer of automotive parts and accessories. Prior to JC Whitney, Mr. Ford held leadership roles at Gander Mountain, Inc. and McMaster Carr Supply Company. He began his career at Beatrice Foods Company. Mr. Ford earned a BA in Management from Western Illinois University in 1979 and an MBA in Accounting from DePaul University in 1985.

Neither Mr. Gonnella nor Mr. Ford has yet been appointed to serve on any committees of our Board of Directors. We have not entered into any arrangements or understandings with either Mr. Gonnella or Mr. Ford, and there are no arrangements or understandings between Mr. Gonnella or Mr. Ford and any other person pursuant to which Mr. Gonnella or Mr. Ford were elected as directors. Other than as disclosed in the Form 8-K, there are no transactions in which Mr. Gonnella or Mr. Ford have an interest requiring disclosure under Item 404(a) of Regulation S-K.

As disclosed in the Form 8-K, prior to the Merger, Enerpulse granted Mr. Ford certain options in consideration for his service as a director of Enerpulse under an equity incentive plan. In substitution for the options granted under the Enerpulse plan that have been terminated, Mr. Ford has been granted options under our 2013 Equity Incentive Plan (the “Plan”), which Plan was adopted by the our Board of Directors in connection with the Merger. Immediately following the Merger, options to purchase 14,916 shares of our common stock, of which options to purchase 11,601 shares are fully vested, were granted to Mr. Ford under the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

L2 Medical Development Company

Date: September 17, 2013	By:	/s/ Joseph E. Gonnella
	Name:	Joseph E. Gonnella
	Title:	Chief Executive Officer